Exhibit 4.82

Summary of the Rural Lease Agreement Regarding Fazenda Zanoni, entered into on August 14, 2020, With Respect to Companhia Agrícola Novo Horizonte S.A.

Parties: Estate of Cláudio Zanoni, represented by the heirs Roberto Zanoni, Valdete Zanoni Dias, Paulo Zanoni, Eliete Zanoni Silva, Claudete Zanoni, and the Estate of Odete Zanoni, represented by the heirs Renan Zanoni Mari and Renata Zanoni Mari Argeton, and Companhia Agrícola Novo Horizonte (the “Parties”)

The owners of the rural property called “Fazenda Zanoni,” located in the municipality of Novo São Joaquim, in the State of Mato Grosso, leased their property to the company Companhia Agrícola Novo Horizonte S.A. for an initial period of seven years for agricultural exploitation of 4,767.00 hectares.

The Rural Lease Agreement was amended four times, on September 10, 2020, May 6, 2021, October 11, 2022 and July 31, 2024. The purpose of these amendments was to adjust the price and participation between the Parties, extend the contract term to June 30, 2040, change the nature of the lease contract to a partnership, and release the guarantors from their obligations.